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                                                                    Exhibit 5.1


                [Davies Ward Phillips & Vineberg LLP Letterhead]

                                                                 File No. 37520

                                             October 5, 2001


Celestica Inc.
12 Concorde Place
Toronto, Ontario
M3C 3R8



                                 CELESTICA INC.
                       REGISTRATION STATEMENT ON FORM S-8

                  We have acted as Canadian counsel to Celestica Inc. (the "Corporation") in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed pursuant to the SECURITIES ACT OF 1933, as amended (the "Act") relating to the proposed offering by the Corporation of up to an aggregate of 286,317 subordinate voting shares of the Corporation (the "Subject Shares") pursuant to the exercise of options (the "Omni Options") granted under the Omni Industries Employees' Share Option Scheme (the "Scheme") or under the letter of offer dated January 4, 2000 between Omni Industries Limited ("Omni") and Khaw Kheng Joo (the "Letter of Offer"), and assumed by the Corporation and amended pursuant to a merger agreement dated June 15, 2001 (the "Merger Agreement") between the Corporation and Omni.

                  We have examined such corporate records of the Corporation, such certificates of officers of the Corporation, public officials and others and originals, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinion expressed below. We have also relied, as to certain matters of fact, on a certificate of an officer of the Corporation of even date herewith, a copy of which is attached hereto. We have assumed the genuineness of all signatures, the legal capacity of all individuals, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies or as facsimiles.

                  For the purposes of the opinion expressed below, we have, without independent investigation or verification, assumed that the Omni Options have been duly granted by the board of directors of Omni in accordance with the terms and conditions of the Omni Option Scheme or the Letter of Offer, as applicable, and in compliance with all applicable laws.


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                                     - 2 -


                  Our opinions expressed herein are limited to the laws of the Province of Ontario and the federal laws of Canada applicable in that province.

                  Based and relying upon and subject to the foregoing, we are of the opinion that the 286,317 Subject Shares which may be issued from time to time upon the exercise of the Omni Options pursuant to the terms of the Omni Options as amended pursuant to the Merger Agreement, will, upon the due exercise of the Options pursuant to the terms of the Omni Options as amended pursuant to the Merger Agreement, and upon receipt by the Corporation of the exercise price for such Subject Shares, be duly issued and outstanding as fully paid and non-assessable shares in the capital of the Corporation.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (as it may be amended from time to time), without thereby admitting that we are "experts" under the Securities Act or the rules and regulations of the Commission thereunder for purposes of any part of the Registration Statement (as it may be amended from time to time), including this exhibit.

                  The opinion expressed herein is provided solely for your benefit in connection with the filing of the Registration Statement with the United States Securities and Exchange Commission and may not be used or relied upon by any other person or for any other purpose.

                                       Yours very truly,

                                       DAVIES WARD PHILLIPS & VINEBERG LLP